Exhibit 99.1

News Release
FOR IMMEDIATE RELEASE

CAMPBELL & COMPANY ANNOUNCES INTERNAL PROMOTIONS

BALTIMORE, MD, November 5, 2012 – Campbell & Company today announced the appointment of William Andrews as Chief Executive Officer and Michael Harris as President with immediate effect. These appointments coincide with the departure of Steve Roussin as President & CEO.  Mr. Roussin is relocating to focus all of his attention on his family.

Mr. Andrews has been with Campbell & Company for over 15 years, having served in numerous research and technology management positions during his tenure.  Mr. Andrews was most recently Co-Director of Research.  Mr. Harris has been with the firm for over 12 years within the firm’s trading department and has served as Director of Trading since 2006.

Keith Campbell, the firm’s Founder & Chairman commented, “Will and Mike have 27 years of collective Campbell experience.  Their ability to guide our corporate culture and adapt with vision and foresight are without question.  Campbell has never been managed by one key person, which is why we have been successful for over 40 years.  Our systematic investment discipline allows us to function and collaborate across many people who bring unique skills to our process.  Will and Mike will continue to be supported by a very strong and seasoned Executive Committee – this team is world class and I am very proud of what we have and will accomplish as a firm.”

Founded in 1972, Campbell & Company is a pioneer in absolute return investment management, specializing in systematic managed futures and equity market-neutral strategies.  The firm has long been  an innovator in quantitative modeling, Campbell’s research efforts are designed to exploit structural market inefficiencies and have delivered attractive risk-adjusted returns over time.  Campbell and its affiliates manage $3Bn in assets for a broad array of institutional and private clients around the world.

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For further information:	Tracy Wills-Zapata
Managing Director, Business Development
(410) 413-4554